UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2016

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On October 27, 2016, Enterprise Products Partners L.P. (“Enterprise”) (NYSE:EPD) issued a press release announcing its financial and operating results for the three and nine months ended September 30, 2016, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise’s website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our consolidated financial statements as of and for the three and nine months ended September 30, 2016.  This information is not a comprehensive statement of our financial results for the quarterly period ended September 30, 2016, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three and nine months ended September 30, 2016 are finalized.

References to “EFS Midstream” in this Current Report mean EFS Midstream LLC, which we acquired effective July 1, 2015.

Forward-Looking Statements

Certain matters discussed in this Current Report are forward-looking statements that involve certain risks and uncertainties, such as Enterprise’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  Enterprise disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Financial Highlights – Third Quarter 2016 Results (Unaudited)

On October 27, 2016, Enterprise announced its consolidated financial results for the three and nine months ended September 30, 2016.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$5,920.4	$6,307.9	$16,543.5	$20,872.9
Costs and expenses	5,107.7	5,501.6	14,155.8	18,569.7
Equity in income of unconsolidated affiliates	92.3	103.1	269.8	302.5
Operating income	905.0	909.4	2,657.5	2,605.7
Interest expense	250.9	243.7	735.6	723.2
Provision for income taxes	4.8	5.5	13.1	4.4
Net income	643.1	657.7	1,883.3	1,864.9
Net income attributable to noncontrolling interests	8.5	8.4	29.0	28.5
Net income attributable to limited partners	634.6	649.3	1,854.3	1,836.4

Earnings per unit, fully diluted	$0.30	$0.32	$0.89	$0.92

Gross Operating Margin by Segment:
NGL Pipelines & Services	$703.5	$695.5	$2,206.3	$2,041.3
Crude Oil Pipelines & Services	254.0	254.6	633.7	704.2
Natural Gas Pipelines & Services	178.5	192.4	533.6	588.3
Petrochemical & Refined Products Services	171.6	191.5	501.9	547.4
Offshore Pipelines & Services	--	7.1	--	97.5
Total segment gross operating margin (1)	1,307.6	1,341.1	3,875.5	3,978.7
Net adjustment for shipper make-up rights (2)	4.4	7.5	15.0	6.0
Total gross operating margin	$1,312.0	$1,348.6	$3,890.5	$3,984.7

	September 30,	December 31,
	2016	2015
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$57.1	$19.0
Total assets	51,258.4	48,802.2
Total debt principal outstanding, including current maturities	24,163.0	22,738.5
Partners’ equity	21,819.2	20,295.1
Noncontrolling interests	219.5	206.0
(1)    Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(2)    Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with recently issued guidance from the SEC.

Earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

For the third quarter of 2016, depreciation, amortization and accretion expenses totaled $392 million, cash distributions received from unconsolidated affiliates were $99 million and non-cash losses attributable to changes in the fair value of the Liquidity Option Agreement were $7 million.  In addition, for the third quarter of 2016, our total capital investments were approximately $1.6 billion, which includes $62 million of sustaining capital expenditures.

Review of Third Quarter 2016 Segment Performance

NGL Pipelines & Services
Gross operating margin for the NGL Pipelines & Services segment increased to $704 million for the third quarter of 2016 from $696 million for the third quarter of 2015.

Enterprise’s natural gas processing and related natural gas liquids (“NGL”) marketing business generated gross operating margin of $203 million for the third quarters of both 2016 and 2015.  Gross operating margin for the third quarter of 2016 benefited from higher processing margins, including hedging activities, and a $13 million increase from the partnership’s NGL marketing activities due in part to increased liquefied petroleum gases (“LPG”) loadings for export.  Offsetting these increases to gross operating margin were lower fees and volumes from fee-based processing at Enterprise’s South Texas, Rockies and Louisiana gas processing plants, and a $7 million increase in operating expenses as the result of a fire at our Pascagoula, Mississippi natural gas processing plant in June 2016.  We estimate the total impact of the Pascagoula plant outage during the third quarter of 2016 in terms of higher operating expense, lost gross operating margin opportunity and sustaining capital expenditures was approximately $23 million.  We currently expect the plant to resume operations in December 2016.

 Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.6 billion cubic feet per day (“Bcf/d”) in the third quarter of 2016 compared to 5.0 Bcf/d for the third quarter of 2015. Equity NGL production was 116 thousand barrels per day (“MBPD”) for the third quarter of 2016 compared to 129 MBPD for the third quarter of last year.  A significant portion of the decrease in the fee-based processing volumes and equity NGL production was attributable to down time at the Pascagoula plant.

Gross operating margin from the partnership’s NGL pipelines and storage business increased to $378 million for the third quarter of 2016 from $366 million for the third quarter of 2015.  Total NGL transportation volumes were 2.9 million barrels per day (“BPD”) for the third quarter of 2016 compared to 2.8 million BPD for the same quarter of 2015.

Enterprise’s ATEX and Aegis ethane pipelines reported a $27 million increase in gross operating margin for the third quarter of 2016 compared to the third quarter of last year on a 112 MBPD increase in transportation volumes.  The third and final segment of the Aegis ethane pipeline was completed in December 2015.  Gross operating margin for the third quarter of 2016 increased $9 million from a 30 MBPD increase in LPG loadings at our marine terminal on the Houston Ship Channel compared to the same quarter in 2015.  Partially offsetting these increases in gross operating margin were lower transportation fees and volumes on the Mid-America and Seminole pipelines which led to a $13 million decrease in gross operating margin.  Also contributing to lower gross operating margin this quarter was an aggregate 74 MBPD decrease in NGL transportation volumes from the partnership’s Dixie, South Louisiana, Rio Grande and Tri-States NGL pipelines that led to an aggregate $11 million decrease in gross operating margin.

Enterprise’s ethane export terminal, which is located on the Houston Ship Channel, began commercial service in September 2016 loading an average of 20 MBPD of ethane in the third quarter.  Gross operating margin for the facility in the third quarter of 2016, including commissioning expenses, was a loss of $3 million.  Contract commitments for this facility increase to 50 MBPD by the end of 2016 and will increase to approximately 180 MBPD by the end of 2017.

Gross operating margin from the partnership’s NGL fractionation business was $122 million for the third quarter of 2016 compared to $126 million for the third quarter of 2015, a $4 million decrease primarily due to lower fractionation volumes.  Total fractionation volumes decreased 46 MBPD to 791 MBPD for the third quarter of 2016 compared to 837 MBPD for the third quarter of 2015 primarily due to ethane rejection at regional natural gas processing facilities.

Crude Oil Pipelines & Services
Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $254 million for the third quarter of 2016 compared to $255 million for the third quarter of 2015.  Total crude oil pipeline transportation volumes were 1.4 million BPD for the third quarter of 2016 compared to 1.5 million BPD for the same quarter of 2015.  Total crude oil marine terminal volumes were 520 MBPD for the third quarter of 2016 compared to 551 MBPD for the third quarter of 2015.

The EFS Midstream assets that we acquired effective July 1, 2015, had a $15 million increase in gross operating margin this quarter compared to the third quarter of last year primarily due to higher revenues and lower costs that more than offset the impact of lower volumes. Enterprise completed construction and put into service over 9 million barrels of additional storage capacity at the partnership’s ECHO, EHT and Beaumont facilities since the third quarter of 2015.  These new storage tanks contributed toward a $13 million increase in gross operating margin in the third quarter of 2016 compared to the third quarter of last year for these facilities.

Enterprise’s South Texas and Eagle Ford Crude Oil Pipeline Systems reported an aggregate $28 million decrease in gross operating margin for the third quarter of 2016 compared to the third quarter of 2015 primarily due to lower volumes.  Pipeline volumes on these systems, net to our interest, were 351 MBPD for the third quarter of 2016 compared to 449 MBPD for the same quarter of 2015.  Gross operating margin from Enterprise’s crude oil marketing and related activities decreased $6 million this quarter compared to the third quarter of 2015.

Natural Gas Pipelines & Services
Gross operating margin from the partnership’s Natural Gas Pipelines & Services segment was $179 million for the third quarter of 2016 compared to $192 million for the third quarter of 2015.  Total natural gas transportation volumes were 12.1 trillion British thermal units per day (“TBtu/d”) for the third quarter of 2016 compared to 12.4 TBtu/d for the same quarter of last year.  The Texas Intrastate System reported a $16 million decrease in gross operating margin primarily due to lower revenues attributable to reduced producer drilling activity in the Eagle Ford and Barnett Shale.  Natural gas pipeline volumes for this system were 4.9 TBtu/d for the third quarter of 2016 compared to 5.0 TBtu/d for the third quarter of 2015.

Petrochemical & Refined Products Services
Gross operating margin for the Petrochemical & Refined Products Services segment was $172 million for the third quarter of 2016 compared to $192 million for the third quarter of 2015.  Total segment pipeline transportation volumes were 784 MBPD for the third quarter of 2016 compared to 816 MBPD for the same quarter of 2015.

Enterprise’s refined products pipelines and related services business reported a 34 percent increase in gross operating margin for the third quarter of 2016 to $71 million from $53 million for the third quarter of 2015.  Gross operating margin from the TE Products Pipeline and related terminals increased $14 million primarily as a result of lower operating expenses.  The partnership’s refined products marine terminal in Beaumont contributed $9 million to the increase in gross operating margin, primarily due to higher demand for storage and marine vessel loading services.

The partnership’s propylene business reported a 23 percent increase in gross operating margin to $57 million for the third quarter of 2016 from $47 million for the third quarter of 2015.  This increase was primarily due to higher sales margins, including those from record propylene exports, and lower maintenance expenses. The increase was partially offset by pre-commissioning expenses associated with our propane dehydrogenation plant (“PDH”) in Mont Belvieu of $7 million for the third quarter of 2016.  The PDH facility is under construction and is expected to begin commissioning activities in the second quarter of 2017.  Propylene fractionation volumes were 76 MBPD for the third quarter of 2016 compared to 72 MBPD for the third quarter of last year.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business was $17 million for the third quarter of 2016 versus $58 million for the third quarter of last year.  The decrease was primarily due to lower sales margins, including hedging activities. Sales margins in this business were impacted in part by higher global inventories of gasoline products.  Total production volumes from these plants were 27 MBPD for the third quarter of 2016 compared to 20 MBPD for the third quarter of last year.

Offshore Pipelines & Services
Enterprise closed on the sale of its offshore Gulf of Mexico business on July 24, 2015.  As a result, the partnership had no contribution to gross operating margin from these assets in the third quarter of 2016 compared to $7 million in the third quarter of 2015.

Gross Operating Margin

We evaluate segment performance based on our financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The following table presents a reconciliation of the non-generally accepted accounting principle (“non-GAAP”) financial measure of total gross operating margin to GAAP operating income for the periods indicated (dollars in millions):

Enterprise Products Partners L.P.
Total Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Total gross operating margin (non-GAAP)	$1,312.0	$1,348.6	$3,890.5	$3,984.7
Adjustments to reconcile non-GAAP total gross operating margin to GAAP total operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(367.1)	(351.1)	(1,085.6)	(1,082.0)
Subtract asset impairment charges not reflected in gross operating margin	(6.8)	(26.8)	(21.6)	(139.1)
Add net gains or net losses attributable to asset sales, insurance recoveries and related property damage not reflected in gross operating margin	8.9	(12.3)	(4.8)	(14.7)
Subtract general and administrative costs not reflected in gross operating margin	(42.0)	(49.0)	(121.0)	(143.2)
Total operating income (GAAP)	$905.0	$909.4	$2,657.5	$2,605.7

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, insurance recoveries and related property damage and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100% basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated October 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
	By:	Enterprise Products Holdings LLC, its General Partner

Date: October 27, 2016	By:	/s/ R. Daniel Boss
	Name:	R. Daniel Boss
	Title:	Senior Vice President-Accounting and Risk Control of Enterprise Products Holdings LLC

	By:	/s/ Michael W. Hanson
	Name:	Michael W. Hanson
	Title:	Vice President and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated October 27, 2016.